EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made effective as of the 28th day of March, 1994, by and between Francis J. Wiatr (hereinafter "Wiatr") currently residing in Woodbury, Connecticut, and New Milford Savings Bank (hereinafter "New Milford" or "Bank"), a Connecticut banking corporation with its headquarters and principal offices in New Milford, Connecticut is intended to set forth and govern the terms of employment by the Bank. This Agreement supersedes any prior agreements or understandings written or oral between the parties and shall be the sole source of either party's rights and obligations.

     1.   Position and Duties.

     Beginning on the 21st day of March 1994 Wiatr shall be employed as President and Chief Executive Officer of the Bank. He shall be responsible for and carry out such duties as may be assigned to him by the Chairman of the Board. He agrees to devote his full-time best efforts to the performance of his duties. While employed as President and Chief Executive Officer of the Bank, Wiatr shall be appointed to and agrees to serve as director on the Board of Directors of both the Bank and the Company for which Wiatr will receive no additional compensation. He may also be elected or appointed to officer positions for the Bank's holding company, NewMil Bancorp, Inc. (the "Company"), and/or subsidiaries of the Bank or Company.

     2.   Compensation.

     Wiatr shall be employed at a base annual salary of One Hundred Sixty Thousand Dollars ($160,000.00) per year. Wiatr shall have his performance reviewed each year during the month of June beginning in June 1995 by the Board of Directors of the Bank. The Board may determine at that time and from time to time during the term of this Agreement, to increase Wiatr's base annual salary and/or to pay Wiatr performance bonuses (collectively, "Total Annual Cash Compensation").

     3.   Benefits.

     Wiatr shall receive all benefits as are generally made available to other Senior Executives of the Bank, such as medical (including vision) insurance, dental insurance, universal life insurance, long-term disability insurance, and such pension, profit sharing and/or 401(k) plans as may be available from time to time. Booklets and summary plan descriptions describing benefits as may from time to time exist shall be made available to Wiatr. Wiatr shall be entitled to a paid vacation of three weeks in calendar year 1994 and four weeks per calendar year thereafter for the term of this Agreement. Unused vacation time shall not accrue from year to year but shall be used, if at all, during the calendar year in which it was first available, unless otherwise agreed to by the Chairman of the Bank. The Bank may also provide Wiatr with other benefits typically provided to senior officers of community banks, including but not limited to an automobile or automobile allowance and club memberships.

     4.   Stock Options.

     Under the terms and subject to the limitations of the Bank's 1986 Stock Option Plan, options for a total of 75,000 shares of the Company's common stock at an exercise price of Four Dollars ($4.00) per share shall vest in Wiatr as follows:

          25,000 shares (consisting of 25,000 Incentive Stock Options) shall vest on each of:

               March 21, 1995;
               March 21, 1996; and
               March 21, 1997

     In order for options to vest, Wiatr must be employed by the Bank on the respective vesting dates. In the event of a change of control (as defined in Paragraph 5 below) all options shall vest and become immediately exercisable on the day preceding the change of control.

     The parties also acknowledge the granting of 25,000 Non-Qualified Stock Options under the 1986 Stock Option Plan at an exercise price of $6.00 per share on July 24, 1995 with an immediate vesting date.

     5.   Termination.

          a. For Cause. Wiatr may be terminated at any time for cause. In such event, the Bank shall have no further obligation to him under this Agreement from the date of termination. Cause is defined for purposes of this Agreement as:

               (1) misconduct involving dishonesty, felonious conduct, breach of trust, or moral turpitude; (2) insubordination or material willful neglect in the performance of his duties; (3) material breach of the provisions of this Agreement; (4) his violation of applicable banking law having material, adverse consequences to the Bank or Company; or (5) if the Bank's regulatory authorities obtain an order or assert other regulatory enforcement powers effecting Wiatr's removal as an officer of the Bank.

          b. Disability. The Bank may also terminate Wiatr if he is unable to substantially and effectively perform his duties for more than six months because of physical or mental disability. The Board of Directors is entitled to rely on such medical or other credible information as is reasonably available to it at the time in making such determination. Should Wiatr be terminated for reasons of such physical or mental disability, he shall, subject to the limitations on unused vacation time provided for in Paragraph 3 "Benefits" above, be entitled to lump sum compensation for accrued but unused vacation time after payment of which the Bank shall have no further obligation to him under this Agreement.

          c. Without Cause. The Bank may terminate Wiatr's employment other than for cause or disability as defined in either Paragraph (a) or (b) above at any time. It shall give him written notice, but shall not be obligated to state a reason therefor, whereupon Wiatr shall receive, in full satisfaction of any and all claims he may have against the Bank including, but not limited to claims under this Agreement or under any Bank policy or program, his usual and customary medical (including vision) and dental insurance benefits for a period of three months following notification of termination; and, in addition, (but subject to the limitation on unused vacation time provided for in Paragraph 3 "Benefits" above), Wiatr shall be entitled to lump sum payment for any accrued but unused vacation time. It is expressly understood that the parties have discussed the payment of severance pay in the event of termination without cause, but Wiatr has agreed to decline severance pay in consideration of the other provisions of this Agreement.

          d. Termination after Change of Control. Should a Change of Control (as defined below) occur during his term of employment, Wiatr shall receive a lump sum cash payment equal to three (3) times the greater of the following:
(A) Wiatr's compensation (the "Compensation") from the Bank for services rendered for the last full fiscal year immediately preceding the Change of Control or (B) Wiatr's average annual Compensation with respect to the three (3) most recent fiscal years ending before the date on which the Change of Control occurs. Compensation as described above shall include all base salary, bonus and other cash incentive payments to Wiatr for services rendered for the time period in question. Payment of this severance shall be paid in full within 90 days following the date of the Change of Control and shall not be reduced by any compensation which the Executive may receive from the Bank or from other employment with another employer should Executive's employment with the Bank terminate. Wiatr and the Bank or Company, or its or their successor, may agree in writing for Wiatr to forego the severance amount in consideration of a new employment agreement or other consideration agreeable to all parties.

     However, notwithstanding any other provision of this Agreement or of any other agreement, understanding or compensation plan, it is the intention of the parties that Wiatr not receive any "excess parachute payment" as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended in connection with a change of control. Accordingly, the payment described in the immediately preceding paragraph shall be reduced, if necessary, so that the aggregate present value of all payments in the nature of compensation received by Wiatr which are contingent upon such change of control shall be the maximum amount allowed under Section 280G without making any such payments non-deductible to the Bank under Section 280G.

     For purposes of this Agreement, a "change of control" shall mean: (i) a merger, acquisition, consolidation, sale of assets or other reorganization to which the Bank or the Company is a party, as a consequence of which members of the Bank's or the Company's Board of Directors in office immediately prior to such transaction constitute less than a majority of the appropriate Board of Directors immediately thereafter; (ii) a proxy contest to which the Company is a party, as a consequence of which members of the Company's Board of Directors in office immediately prior to such event constitute less than a majority of the Board of Directors thereafter; (iii) an event or events occurring after the Effective Date hereof as a result of which any Person (as hereinafter defined) is or become the Beneficial Owner (as hereinafter defined), directly or indirectly, of 50% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Company's Board of Directors in office immediately prior to such Person attaining such percentage interest. "Person" shall have the meaning of such term as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act"). "Beneficial Owner" shall have the definition of such term as defined in Rule 13d-3 under the Act.

          e. Resignation. Should Wiatr wish to resign, he shall give the Bank two weeks written notice.

     6.   Noncompetition and Confidential Information.

     Wiatr agrees for a period of two years following his employment with the Bank, he shall not either directly or indirectly as agent, stockholder, employee, officer, director, trustee, partner, proprietor or otherwise (except as a passive investor holding not more than 1% equity in another entity) engage in, render advice or assistance to or be employed on a compensation basis by any person, firm or entity which is in competition with the Bank. This paragraph shall only apply where either: (1) the person, firm, or entity is headquartered in New Milford, Connecticut; or (2) the person, firm, or entity is headquartered elsewhere but Wiatr maintains an office in New Milford, Connecticut.

     Wiatr acknowledges that during the course of his employment, he will have produced and had access to material, records, data, trade secrets and information not generally available to the public ("confidential information") regarding the Bank and its customers. Wiatr agrees to hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such confidential information. All records, files, documents, and other materials or copies thereof relating to the Bank's business and the business of any subsidiary thereof shall be and remain the sole property of the Bank, shall not be removed from the Bank's premises except for bona fide business purposes and shall be promptly returned to the Bank upon termination of employment with the Bank.

     7.   Interpretation and Enforcement.

          a. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Connecticut.

          b. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provisions of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          c. This Agreement shall inure to the benefit of, and be binding upon, the successors, personal representatives, heirs and assigns of Wiatr and the Bank.

     8.   Arbitration.

     Except as hereinafter provided, any and all disputes involving the interpretation or claimed breach of this Agreement shall be fully and finally resolved in arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Any claim for arbitration shall be filed with the American Arbitration Association in accordance with its Rules but no later than 180 days following the alleged breach or 180 days following knowledge of the alleged dispute. The arbitration hearing shall be conducted as promptly as the arbitrator determines reasonable in the State of Connecticut.

     9.   Injunctive Relief.

     Notwithstanding Paragraph 8 above, the Bank may seek immediately injunctive relief in a court of competent jurisdiction should it believe that Wiatr is violating Paragraph 6 above regarding noncompetition or confidential information. Arbitration shall be inapplicable to any such claim.

     10.  Regulatory Restrictions.

     Notwithstanding any provision to the contrary in this Agreement, the Bank shall not be required under this Agreement to continue Wiatr in his position(s) at the Bank, or to make any payments to Wiatr, if the regulatory authorities having jurisdiction over the Bank order Wiatr's removal from the Bank, or if the Bank determines that any payment would constitute an illegal "excess parachute" payment under 12 U.S.C. Section 1828(k), or an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

                                   NEW MILFORD SAVINGS BANK


Date:___________________           By: ____________________________
                                      /s/ Anthony J. Nania, Chairman

Date:___________________           ________________________________
                                      /s/ Francis J. Wiatr